Exhibit 3.3
RESTATED CERTIFICATE OF INCORPORATION
OF
ASSURANT, INC.
The present name of the corporation is Assurant, Inc. The corporation was incorporated under the name “Assurant, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 10, 2003. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended or supplemented, there being no discrepancy between such Amended and Restated Certificate, as so amended and supplemented, and the provisions hereof. This Restated Certificate of Incorporation has been duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware.
The Certificate of Incorporation of the corporation is hereby restated to read in its entirety as follows:
FIRST: The name of the corporation is Assurant, Inc.
SECOND: The registered office and registered agent of the corporation is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.
THIRD: The purposes of the corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH: (1) The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000,000,000, consisting of (a) 200,000,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”) and (b) 800,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”).
(2) The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, the designation of each series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and fix the voting power, full or limited or no voting power, the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
(3) (a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock, if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series or classes, to vote thereon pursuant to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.

(b) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate of Incorporation (including any certificate of designations relating to such series or class of stock).
(c) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, or any other class or series of stock having a preference over or the right to participate with the Common Stock, with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.
(d) Upon the dissolution, liquidation or winding up of the corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, or any other class or series of stock having a preference over or the right to participate with the Common Stock, with respect to the distribution of assets of the corporation upon such dissolution, liquidation or winding up of the corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.
FIFTH: Except as otherwise provided in the By-Laws, the Board of Directors shall be authorized to make, amend, alter, change, add to or repeal the By-Laws of the corporation in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders to amend, alter, change, add to or repeal the By-Laws made by the Board of Directors.
SIXTH: Except as otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director or officer of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by law. Any repeal or modification of this Article SIXTH by the stockholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification. Solely for purposes of this Article SIXTH, “officer” has the meaning determined in accordance with Section 102(b)(7) of the General Corporation Law of the State of Delaware.
SEVENTH: (1) The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors with the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors.

The directors of the corporation shall be elected annually at each Annual Meeting of Stockholders of the corporation, to hold office for a term of one year or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. The directors of the corporation need not be elected by written ballot unless the By-Laws of the corporation shall so provide.
Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.
(2) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto.
EIGHTH: Any action required or permitted to be taken by the holders of the Common Stock of the corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Notwithstanding this Article EIGHTH, the holders of any series of Preferred Stock of the corporation shall be entitled to take action by written consent to such extent, if any, as may be provided in the terms of such series.
IN WITNESS WHEREOF, Assurant, Inc. has caused this restated certificate to be signed by its duly authorized officer on May 21, 2025.

                        ASSURANT, INC.

By: /s/ Jay Rosenblum____________________________
                         Name: Jay Rosenblum
                         Title: Executive Vice President, Chief Legal Officer

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